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                                                                Exhibit 10.24


                              RESIGNATION AGREEMENT

         AGREEMENT (the "Agreement"), dated as of November 4, 1997 (the "Effective Date"), among Pathmark Stores, Inc., a Delaware corporation (the "Company") and SMG-11 Holdings Corporation ("SMG-II), a Delaware corporation (collectively, with each of their respective subsidiaries and affiliates, the "Companies"), and Neill Crowley ("Executive").

                                   WITNESSETH:

         WHEREAS, the Company, SMG-II and Executive are parties to an Employment Agreement, dated as of May 23, 1994 (the "Employment Agreement"), relating to the terms and conditions of Executive's services as an employee and officer of the Company and SMG-II; and

         WHEREAS, the parties have agreed that Executive's services as an employee and officer of the Companies shall end on the Effective Date in accordance with the terms and provisions set forth below;

         NOW, THEREFORE, in consideration of the premises and the mutual covenants herein contained, the parties hereto agree as follows:

         I . Resignation in Certain Capacities. As of the Effective Date, Executive hereby resigns as an employee and officer of the Companies, and in each other capacity in which he serves the Companies. Executive agrees to take any and all further action as shall be reasonably necessary to effect or memorialize the foregoing resignations.

         2. Termination of Employment Agreement. As of the Effective Date, the Employment Agreement shall terminate and be of no further force and effect.

         3. Severance Payments and Benefits in Connection with the Resignation.

                  (a) Salary Continuation Payments. Subject to Section 6 below, the Company will continue to pay Executive his base salary at the annual rate of $288,399.28 per year during the period commencing on the day following the Effective Date and ending on July 31, 1999 (or the date of Executive's death, if earlier) (the "Severance Period"). Such salary continuation payments shall be paid in accordance with the Company's payroll practices, commencing on the next payroll date following the Effective Date, in an amount equal to the amount paid to Executive by the Company for the payroll period immediately prior to the Effective Date.

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                  (b) Bonus Continuation. Subject to Section 6 below, Executive shall be entitled to receive as severance the portion of the bonus or bonuses attributable to the financial targets set forth for the Company under the Company's Executive Incentive Plan (the "EIP") that Executive would have earned had his employment continued through January 31, 1998, determined in accordance with the EIP and based on the same percentage of base compensation used to calculate bonuses for Executive on the Effective Date and subject to the Company reaching the applicable financial targets set under the EIP or any other bonus plans. Any bonus payments payable to Executive hereunder shall be paid in accordance with the Company's current practice for paying bonuses commencing within two months after the Company's fiscal year-end.

                  (c) Health and Insurance Continuation. Subject to Section 6 below, Executive will be entitled to receive continued coverage through the Severance Period under the Company's health and insurance plans applicable to Executive immediately prior to the Effective Date or, if any such plan does not permit continued coverage, the Company will arrange to provide Executive with a benefit substantially similar to and no less favorable than the benefits Executive was entitled to under such plan.

                  (d) Company Car. Executive may, at his option, purchase his Company car at its fair market value, as determined by the leasing company.

                  (e) Mitigation. The severance payments and benefits provided in Sections 3(a), 3(b) and 3(c) above (hereinafter, the "Severance Benefits") shall be reduced by any compensation or benefits Executive is entitled to receive in connection with any employment by another employer during the Severance Period. Executive shall promptly provide the Company with any evidence of amounts received in connection with his employment during the Severance Period which the Company shall reasonably request.

                  (f) Breach of Protective Covenants. If, following the Effective Date, Executive breaches any of the provisions of Section 6 hereof, Executive shall not be eligible, as of the date of such breach, for the Severance Benefits, and all obligations of the Company to pay Severance Benefits hereunder shall thereupon cease; provided, however, that this Section 3(f) shall not in any way impair Executive's rights to extend medical coverage, at his expense, under Section 4980B(f) of the Internal Revenue Code of 1986, as amended, and the applicable rules and regulations thereunder (the "Code").

                  (g) Tax Withholding. The payments and benefits provided to Executive under this Agreement shall be subject to all applicable income tax or other withholding required by applicable federal, state or local law, and the Company shall have no obligation to make any such payment or to provide any such benefits to Executive until

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arrangements reasonably acceptable to the Company have been made to satisfy such withholding obligations.

                  (h) Section 28OG of the Code. In the event that any Severance Benefits would not be deductible in whole or in part, in the calculation of federal income tax owed by the Company or any of its affiliates, or any other person or entity making such payment or providing such benefit by reason of
Section 28OG of the Code, such Severance Benefits shall be reduced until no portion of the Severance Benefits is not deductible by reason of Section 28OG of the Code.

                  (i) Special Payment. The Company will make a cash lump sum payment to Executive in the amount of $192,074 on or prior to April 15, 1998.

                  (j) Accrued Vacation. Promptly following the Effective Date, the Company shall pay Executive his accrued but unused vacation benefits in accordance with existing Company policy for retirees.

         4. Options. SMG-11 and Executive are parties to an option agreement (the "Option Agreement") granted under the SMG-11 Management Investors 1987 Stock Option Plan (the "Option Plan") which entitle Executive to purchase up to a maximum of 1,000 shares of Class A Common Stock of SMG-11 in accordance with the terms and provisions of the Option Agreement. Executive and SMG-II each agree that the provisions of the Option Agreement is hereby amended to provide that the option evidenced by such Option Agreement shall be exercisable until the Expiration Date (as defined in Section 2 of the Option Agreement), subject to Section 6 of the Option Agreement. Executive understands and agrees that any option which is so extended shall no longer qualify as an incentive stock option for purposes of the Code. For purposes of the Option Agreement, Executive's resignation hereunder shall be treated as a resignation for "Good Reason."

         5. No Other Compensation or Benefits. Except for the obligations of the Company under Sections 3, and 4 of this Agreement, Executive shall not be entitled to any other compensation or benefits from any of the Companies in connection with his resignation of employment or otherwise, and Executive shall not be eligible for or entitled to any other severance, termination or any similar benefits under any plan, program, policy or arrangement, whether formal or informal, written or unwritten, of any of the Companies.

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         6. Protecting the Interests of the Company.

                  (a) No Competing Employment. During the Restricted Period (as hereinafter defined), Executive shall not, unless he receives after the Effective Date the prior written consent of the Board, directly or indirectly, whether as owner, consultant, employee, partner, venturer, agent, through stock ownership, investment of capital, lending of money or property, rendering of services, or otherwise (except ownership of less than 5% of the number of shares outstanding of any securities which are publicly traded), compete with the retail supermarket business or any other business contributing at least 15% of the consolidated revenues of the Companies as of the Effective Date (such businesses are hereinafter referred to as the "Business"), or assist, become interested in or be connected with any corporation, firm, partnership, joint venture, sole proprietorship or other entity which so competes with the Business, except for the aforementioned 5% ownership of publicly traded securities. The restrictions imposed by this Section 6(a) shall not apply to Executive's employment within any geographic area in which the Companies are not engaged in the Business at the time of termination. The "Restricted Period" shall mean the period beginning on the Effective Date and ending on July 31, 1999.

                  (b) No Interference. During the Restricted Period, Executive shall not, whether for his own account or for the account of any other individual, partnership, firm, corporation or other business organization or entity (other than the Companies), intentionally solicit, endeavor to entice away from the Companies, or any of their affiliates, or otherwise interfere with the relationship of the Companies, or any of their affiliates, with any person who is employed by any of the Companies, or any of their affiliates (including, but not limited to, any independent sales representatives or organizations), or any person or entity who is, or was within the then most recent 12- month period, a customer or client (other than an individual retail consumer) of the Companies, or any of their affiliates.

                  (c) Secrecy. Executive recognizes that the services he performed for the Companies were special, unique and extraordinary in that, by reason of his past employment with the Companies he has acquired confidential information and trade secrets concerning the operations of the Companies and their affiliates, the use or disclosure of which could cause the Companies substantial loss and damages which could not be readily calculated, and for which no remedy at law would be adequate. Accordingly, Executive covenants and agrees with the Companies that he will not at any time, except in performance of Executive's obligations to the Companies hereunder, or with the prior written consent of the Board, directly or indirectly, disclose any secret or confidential information that he has learned by reason of his association with the

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Companies, or any predecessors to the business of the Companies, or use any such information to the detriment of the Companies or any of their affiliates. The term "confidential information" includes, without limitation, information not previously disclosed to the public or to the trade by the Companies' management with respect to the Companies' or any of their respective subsidiaries' or affiliates' business plans, prospects and opportunities, the identity of clients, suppliers or customers, information regarding operational strengths and weaknesses, trade secrets, know-how and other intellectual property, systems, procedures, manuals, confidential reports, product price lists, marketing plans or strategies, and financial information. Executive understands and agrees that the rights and obligations set forth in this Section 6(c) are perpetual and, in any case, shall extend beyond the Restricted Period and the Severance Period.

                  (d) Exclusive Property. Executive confirms that all confidential information is and shall remain the exclusive property of the Companies. All business records, papers and documents kept or made by Executive relating to the business of the Companies shall be and remain the property of the Companies and shall be promptly delivered to the Company within three days following the Effective Date. Executive shall not, without the consent of the Board, retain copies of any written materials not previously made available to the public, records and documents made by Executive or coming into his possession concerning the business or affairs of the Companies. Executive may retain records relating exclusively to the terms and conditions of his employment relationship with the Companies and this Agreement. Executive understands and agrees that the rights and obligations set forth in this Section 6(d) are perpetual and, in any case, shall extend beyond the Restricted Period and the Severance Period. All other property of the Companies in Executive's possession (such as business credit cards, keys and pass cards, computer hardware and computer software) shall be returned to Company within three days following the Effective Date.

                  (e) Stock Ownership. Other than as provided in Section 6(a) hereof, nothing in this Agreement shall prohibit Executive from acquiring or holding any issue of stock or securities of any company or other business entity, provided that, with respect to any class of voting securities listed on a national securities exchange or quoted on the automated quotation system of the National Association of Securities Dealers, Inc., Executive and members of his immediate family do not own at any time during the Restricted Period more than 5% of the issued and outstanding shares of such class of securities.

                  (f) No Public Comment; Press Release. Executive shall refrain now, or at any time in the future, from directly or indirectly making any negative or derogatory public comment concerning any of the Companies or their respective employees, officers,

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directors and shareholders to the press, any employees of any of the Companies, or any individual or entity with whom any of the Companies has a business relationship. In connection with Executive's resignation hereunder, Executive and the Company agree to the issuance of an internal statement in the form attached hereto as Exhibit A.

                  (g) Cooperation in Litigation. In consideration of the payments hereunder, Executive agrees to cooperate fully with the Companies in the preparation and assertion of any claim or defense in connection with any action, suit or proceeding brought by or against any of the Companies; provided, however, that Executive's obligation under this Section 6(g) shall apply only to matters in which Executive was involved, or in respect of which Executive acquired information, as a result of his services as an employee, officer or director of any of the Companies. The Company shall reimburse Executive for all reasonable expenses incurred by him (including reasonable attorneys' fees and expenses) as a result of any request by the Company under this Section 6(g).

                  (h) Injunctive Relief. Without intending to limit the remedies available to the Companies, Executive acknowledges that a breach of any of the covenants contained in this Section 6 may result in material irreparable injury to the Companies for which there is no adequate remedy at law, that it will not be possible to measure damages for such injuries precisely and that, in the event of such a breach or threat thereof, the Companies shall be entitled to obtain a temporary restraining order and/or a preliminary or permanent injunction restraining Executive from engaging in activities prohibited by this
Section 6, or such other relief as may be required to specifically enforce any of the covenants in this Section 6.

         7. Release; Covenant Not to Sue. In consideration of the benefits contained in this Agreement:

                  (a) Covenant Not to Sue. Executive promises not to file a complaint or charge or to commence any legal proceedings against the Companies, their directors, officers and employees (the "Released Parties") at an administrative agency, or in a court of law or equity, exclusive of a claim to enforce this Agreement, which shall be governed by Section 8 below ("Permitted Claims"). Executive represents that he has not filed any such complaint or charge, or commenced any legal proceedings as of the Effective Date. Executive understands that if his representation contained in the preceding sentence is untrue on the date he signs the Agreement, or should he bring any lawsuit against the Released Parties or file any charge or complaint with any administrative agency relating to, or arising out of, his employment relationship or the commencement or termination of that relationship (other than a Permitted Claim), then he will be in breach of this

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Agreement and will be required to return any benefits received, will forfeit rights to any further benefits, and his stock options will automatically be deemed to be canceled.

                  (b) Release. Executive, on behalf of himself, his heirs, administrators, executors, successors and assigns, hereby releases and forever discharges the Released Parties from any and all claims, actions, suits, causes of action, damages, judgments and demands whatsoever, in law or in equity (all hereinafter "Claims"), known or unknown, fixed or contingent, suspected or asserted, including, but not limited to, all Claims against the Released Parties he ever had or may have based upon disability, age, sex, national origin, race, color, religion, marital status or any other factor; torts or personal injury (including claims of wrongful discharge, defamation or emotional distress); breach of contract, express or implied; breach of the covenant of good faith and fair dealing; violation of any constitutional or statutory right, whether arising under the Federal Age Discrimination in Employment Act of 1967, as amended, the New Jersey Law Against Discrimination, as amended, Title VII of the Civil Rights Act of 1964, as amended, the Equal Pay Act, the New Jersey Conscientious Employee Protection Act, the Constitution of the United States, the constitution of any individual state, any other federal, state or local law, regulation or ordinance; and/or the common law of any state. This release is for any relief, including back pay, front pay, compensatory damages, counsel fees, punitive damages or damage for pain and suffering.

                  (c) Executive understands that this release does not apply to any claims for benefits he may have under the Agreement.

                  (d) Executive further understands that he may cancel the Agreement within seven (7) days after he signs it and until the seven days have passed, this Agreement shall neither be effective nor enforceable. Executive understands that should he cancel the Agreement, he will not be entitled to the benefits in the Agreement, but will receive only those benefits for which the Company is responsible under the Employment Agreement.

                  (e) Executive understands that by signing the Agreement he does not waive rights or claims that arise after the date of this Agreement.

                  (f) Executive agrees and admits that no representation of fact or opinion has been made by either party, or any representative thereof, either jointly or individually, to induce Executive to sign this Agreement. Executive hereby agrees that the Companies do not admit liability of any sort and that the Companies have made no representation as to liability of any sort, and that this Agreement is made as a compromise and to terminate all controversy and/or claims by Executive.

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                  (g) Executive further states that he has carefully read the
Agreement, including the release and that he knows and understands their contents, and that he is signing the Agreement voluntarily and of his own free will.

                  (h) Executive further agrees that he has been advised by the Company to consult with an attorney, prior to executing this Agreement, including the release, and that he fully understands the terms, conditions, and final and binding effect of this Agreement and the release.

                  (i) Executive acknowledges that he has been given a period of at least twenty-one (21) days within which to consider this Agreement, including the release, prior to signing it.

         8. Arbitration. Any controversy or claim arising out of or relating to this Agreement, including, but not limited to, any claim relating to the validity, interpretation, enforceability or breach of this Agreement, which is not settled by agreement between the parties, shall be settled by arbitration in Newark, New Jersey before a panel of three arbitrators, one to be selected by the Companies, one by Executive and the other by the two persons so selected, all in accordance with the rules of the American Arbitration Association then in effect; provided, however, that the Companies shall nevertheless be entitled to seek relief under Section 6 above in accordance with Section 6(h) thereof. In consideration of the parties' agreement to submit to arbitration disputes with regard to this Agreement and with regard to any alleged tort, contract or other claim arising out of the employment relationship, and in consideration of the anticipated expedition and minimization of expense of this arbitration remedy, each party agrees that the arbitration provisions of this Agreement shall provide it with the exclusive remedy, except as provided in the preceding sentence, and each party expressly waives any right it might have to seek redress in any other form except as provided herein. The parties further agree that the arbitrators acting hereunder shall be empowered to assess no remedy other than payment of compensatory damages or an order (including temporary, preliminary or permanent injunctive relief) enforcing the provisions of Section 6 above. Each party shall bear its own expenses in connection with the arbitration proceeding. Any decision or order of the majority of arbitrators shall be binding upon the parties hereto, and judgment thereon may be entered in the Superior Court of the State of New Jersey, or any other court having jurisdiction.

         9. Nonassignability; Binding Agreement. Neither this Agreement nor any right, duty, obligation or interest hereunder shall be assignable or delegatable by Executive without the Company's prior written consent; provided, however, that nothing in this Section 9 shall preclude Executive from designating any of his beneficiaries to receive

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any benefits payable under Section 3(c) upon his death, or the executors, administrators, or other legal representatives from assigning any rights hereunder to the person or persons entitled thereto.

         This Agreement shall be binding upon, and inure to the benefit of, the parties hereto, any successors to or assigns of the Companies and Executive's heirs and the personal representatives of Executive's estate.

         10. Severability. If the final determination of a court of competent jurisdiction declares, after the expiration of the time within which judicial review (if permitted) of such determination may be perfected, that any term or provision hereof is invalid or unenforceable, (a) the remaining terms and provisions hereof shall be unimpaired, and (b) the invalid and unenforceable term or provision shall be deemed replaced by a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision.

         11. Amendment; Waiver. This Agreement may not be modified, amended or waived in any manner, except by an instrument in writing signed by all parties hereto. The waiver by any party of compliance with any provision of this Agreement by any other party shall not operate or be construed as a waiver of any other provision of this Agreement, or of any subsequent breach by such party of a provision of this Agreement.

         12. Notices. Any notice hereunder by any party to any other shall be given in writing by personal delivery or certified mail, return receipt requested. If addressed to Executive, the notice shall be delivered or mailed to Executive at the address last known to the Company, or if addressed to any of the Companies, the notice shall be delivered or mailed to the Company at its executive offices, to the attention of the President. A notice shall be deemed given, if by personal delivery, on the date of such delivery or, if by certified mail, on the date shown on the applicable return receipt.

         13. Counterparts. This Agreement may be executed by any of the parties hereto in counterpart, each of which shall be deemed to be an original, but all such counterparts shall together constitute one and the same instrument.

         14. Headings. The headings of sections herein are included solely for convenience of reference and shall not control the meaning or interpretation of any of the provisions of this Agreement.

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         15. Governing Law. All matters affecting this Agreement, including the validity thereof, are to be governed by, interpreted and construed in accordance with the laws of the State of New Jersey.

         IN WITNESS WHEREOF, the Company and SMG-11 have caused the Agreement to be signed by its officer and Executive has executed this Agreement as of the day and year first written above.

                                                     PATHMARK STORES, INC.

                                                     By:       /s/Marc Strassler
                                                               -----------------

                                                     Title:    Vice President
                                                               --------------

                                                     SMG-II HOLDINGS CORPORATION

                                                     By:       /s/Marc Strassler
                                                               -----------------

                                                     Title:    Vice President
                                                               --------------

AGREED AND ACCEPTED:

/s/Neill Crowley
----------------

Neill Crowley

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